As filed with the U.S. Securities and Exchange Commission on October 13, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

MYOMO, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	47-0944526
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

45 Blue Sky Dr., Suite 101
Burlington, Massachusetts 01803
(617) 996-9058
(Address of Registrant’s Principal Executive Offices)

Restricted Stock Unit Award Agreement (Inducement Award)

Performance-Based Restricted Stock Unit Award Agreement (Inducement Award)
(Full title of the plan)

Paul R. Gudonis
President and Chief Executive Officer
Myomo, Inc.
45 Blue Sky Dr., Suite 101
Burlington, Massachusetts 01803
(617) 996-9058
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Mitchell S. Bloom, Esq.
Catherine Magazu, Esq.
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (“Registration Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) for the purpose of registering an aggregate of 612,500 shares of common stock, par value $0.0001 per share (the “Common Stock”) of Myomo, Inc., a Delaware corporation (the “Registrant”) issuable pursuant to inducement awards granted on October 12, 2026 to one newly-hired employee as described below (collectively, the “Inducement Awards”):

•
275,000 shares of Common Stock that may be issued upon the vesting of time-based restricted stock units that will vest in accordance with the terms of a Restricted Stock Unit Award Agreement by and between the Registrant and such individual; and
•
337,500 shares of Common Stock that may be issued upon the vesting of performance-based restricted stock units that will vest in accordance with the terms of a Performance-Based Restricted Stock Unit Award Agreement by and between the Registrant and such individual.

The Inducement Awards were approved by the Registrant’s Compensation Committee of the Board of Directors as an inducement material to the individual’s acceptance of employment with the Registrant in compliance with and in reliance on NYSE American LLC Company Guide Section 711(a). The Inducement Awards were granted outside of the Registrant’s 2018 Stock Option and Incentive Plan and its predecessor plans.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the person to whom the Inducement Awards have been granted as required by Rule 428(b)(1) under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents of the Registrant, filed or to be filed with the Commission, are incorporated by reference in this Registration Statement as of their respective dates:

(a)                 The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 9, 2026, as amended by Form 10-K/A, filed with the Commission on April 29, 2026;

(b)                 The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2026, filed with the Commission on May 7, 2026 and for the quarter ended June 30, 2026, filed with the Commission on August 5, 2026;

(c) The Registrant’s Current Reports on Form 8-K filed with the Commission (in each case other than information furnished rather than filed) on April 16, 2026, May 13, 2026 and June 26, 2026, as amended by the Form 8-K/A filed with the Commission on June 29, 2026;

(d) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 8, 2017, and as set forth by the description of the Registrant’s Common Stock set forth in Exhibit 4.6 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Commission on March 9, 2026, including any amendments or reports filed for the purpose of updating such description; and

(e)                 All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”), authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant’s certificate of incorporation limits or eliminates the personal liability of the Registrant’s directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to the Registrant or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the Registrant’s bylaws provide that:

•

the Registrant will indemnify its directors, officers and, in the discretion of the Registrant’s board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•

the Registrant will advance reasonable expenses, including attorneys’ fees, to its directors and, in the discretion of the Registrant’s board of directors, to its officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of the Registrant, subject to limited exceptions.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors, certain of its executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. The Registrant will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and the Registrant will indemnify its directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of the Registrant or in furtherance of the Registrant’s rights. Additionally, certain of the Registrant’s directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, the Registrant has agreed in the indemnification agreements that the Registrant’s obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

The Registrant also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Eighth Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 2.3 contained in the Registrant’s Form 1-A filed on January 6, 2017).
4.2	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 2.4 contained in the Registrant’s Form 1-A filed on January 6, 2017).
4.3

Certificate of Amendment to the Eighth Amended and Restated Certificate of Incorporation, as amended, of Myomo, Inc., filed with the Secretary of the State of Delaware on January 30, 2020 (incorporated by reference to Exhibit 3.1 contained in the Registrant’s Form 8-K filed on January 30, 2020).

4.4

Second Certificate of Amendment to the Eighth Amended and Restated Certificate of Incorporation, as amended, of Myomo, Inc., filed with the Secretary of the State of Delaware on June 10, 2021 (incorporated by reference to Exhibit 3.1 contained in the Registrant’s Form 8-K filed on June 15, 2021).

4.5

Third Certificate of Amendment to the Eighth Amended and Restated Certificate of Incorporation, as amended, of Myomo, Inc., filed with the Secretary of the State of Delaware on June 25, 2026 (incorporated by reference to Exhibit 3.1 contained in the Registrant’s Current Report on Form 8-K/A filed on June 29, 2026).

5.1*	Opinion of Goodwin Procter LLP.
23.1*	Consent of CBIZ CPA’s P.C., independent registered public accounting firm.
23.2*	Consent of Marcum LLP, independent registered public accounting firm.
23.3	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
24.1	Power of Attorney (see page II-1 of this Registration Statement on Form S-8).
99.1*#	Form of Restricted Stock Unit Award (Inducement Award).
99.2*#	Form of Performance-Based Restricted Stock Unit Award (Inducement Award).
107*	Filing Fee Table.
*	Filed herewith.
#	Denotes management contract or compensatory plan or arrangement.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cambridge, Commonwealth of Massachusetts, on the 13th day of October, 2026.

MYOMO, INC.

By:	/s/ Paul R. Gudonis
Paul R. Gudonis
Chairman, Chief Executive Officer and President

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul R. Gudonis and David Henry, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him and in his name, place and stead, in any and all capacities, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 of Myomo, Inc., and any or all amendments (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul R. Gudonis	Chairman, Chief Executive Officer and President (Principal Executive Officer)	October 13, 2026
Paul R. Gudonis

/s/ David Henry	Chief Financial Officer (Principal Accounting and Financial Officer)	October 13, 2026
David Henry

/s/ Thomas A. Crowley, Jr.	Director	October 13, 2026
Thomas A. Crowley, Jr.

/s/ Thomas F. Kirk	Director	October 13, 2026
Thomas F. Kirk

/s/ Heather Getz	Director	October 13, 2026
Heather Getz

/s/ Milton M. Morris	Director	October 13, 2026
Milton M. Morris

/s/ Joseph M. Manko, Jr.	Director	October 13, 2026
Joseph M. Manko, Jr.

/s/ William J. Febbo	Director	October 13, 2026
William J. Febbo